EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       Contact: Steven T. Sabatini
                                                      Senior Executive V.P. &
                                                      Chief Financial Officer
                                                      (845) 365-4615

          U.S.B. HOLDING CO., INC., UNION STATE BANK'S PARENT COMPANY,
                REPORTS 25TH CONSECUTIVE YEAR OF RECORD EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003

ORANGEBURG, NY, JANUARY 23, 2004 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company") with consolidated assets of $2.91 billion, the parent company of Union State Bank (the "Bank"), today announced that the Company's reported net income for the year ended December 31, 2003 had increased for the 25th consecutive year. The Company earned $29.3 million for the year ended December 31, 2003, compared to $27.0 million for the year ended December 31, 2002, an increase of 8.3 percent. Diluted earnings per common share were $1.46 for the year ended December 31, 2003, compared to $1.36 per common share in the prior year period, an increase of 7.4 percent.

         For the three months ended December 31, 2003, net income was $6.7 million compared to $8.4 million in the prior year period, a decrease of 20.4 percent. Diluted earnings per common share for the quarter ended December 31, 2003 were $0.33 compared to $0.42 in the 2002 period, a decrease of 21.4 percent. The primary reason for the decrease in 2003 fourth quarter net income compared to the prior year is due to $4.7 million of security gains from sales of available for sale securities in the 2002 period, while there were no security gains in the current year period.

         The higher net income for the year ended December 31, 2003, compared to the prior year period reflects an increase in the Company's net interest income, a lower provision for credit losses, higher gains on sales of securities available for sale and higher non-interest income, partially offset by an increase in non-interest expenses and a higher effective rate for the provision for income taxes.

         The lower net income for the three months ended December 31, 2003, compared to the three months ended December 31, 2002, reflects no security gains and increases in non-interest expenses and the effective rate for the provision for income taxes, partially offset by higher net interest income, non-interest income, and a lower provision for credit losses.

         Mr. Hales commented that, "The Company is proud to report its 25th consecutive year of record earnings, while operating in an increasingly competitive financial services environment, during a year when interest rates remained at historically low levels. The Company's success is primarily attributable to internal growth of its core business based on its philosophy of obtaining deposits through its existing branch network and establishment of de novo branches, lending within the markets that it serves, and through a disciplined investment leverage program."

         Mr. Hales further commented that, "This year of record earnings also highlights the management team's expertise in managing credit and interest rate risk, while effectively controlling operating expenses to




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support higher levels of earning assets and increased market share."

         Mr. Hales also stated that, "The Bank has accomplished its initiative of establishing a presence in Orange County, New York, by opening a commercial loan center and a full-service banking office in Goshen in March 2003. In addition, the Bank has opened a full-service banking office in Eastchester, Westchester County, New York, in June 2003. These new locations have helped expand the Bank's markets by continuing to promote our customer oriented culture and excellent service through offering a wide range of competitive business and retail products."

         Net interest income for the year ended December 31, 2003 increased 6.2 percent to $77.0 million. The increase in net interest income due to volume was partially offset by a decrease in the net interest margin from 3.65 percent in 2002 to 3.09 percent in 2003. Average earning assets increased to $2.56 billion for the year ended December 31, 2003, compared to $2.05 billion for the same period in 2002, an increase of 24.4 percent. The increase was primarily a result of increases in average net loans of $146.0 million (11.7 percent) and average securities of $344.2 million (45.4 percent). Net interest income also benefited from a $76.1 million (23.9 percent) increase in average earning assets over interest bearing liabilities for the year ended December 31, 2003, compared to the 2002 period.

         Mr. Hales added, "The Company has increased its core revenue, net interest income, by prudently managing interest rate risk and increasing average earning assets. This increase occurred through the effective use of capital to increase the securities portfolio, which was funded by low cost borrowings and by making loans funded with deposits within the markets it serves. The 2003 decrease in the net interest margin is due to the low interest rate environment, which impacted earnings assets more significantly than interest bearing liabilities in 2003 as compared to 2002. The historically low interest rate environment also caused an increase in principal prepayments in both the investment and loan portfolios. Management has recognized gains on sales of securities, principally those for which prepayments have accelerated or most likely would have been called or prepaid at par value, which significantly contributed to record earnings during the 2003 period."

         Mr. Hales explained that, "Management has used its strong capital position to prudently leverage the balance sheet resulting in increased levels of net interest income without adding either significant interest rate risk or operating expenses. Management believes leveraging the balance sheet with the addition of floating rate securities will protect interest income in a rising interest rate environment, while the inclusion of fixed rate securities with reasonable periods of call protection will mitigate the adverse effects on interest income if interest rates remain low. The Company's overall balance sheet is positioned as asset sensitive in the short-term and will benefit in a rising interest rate environment. During 2004, management will continue to evaluate and manage the effect of the changing interest rate environment on the Company's operations, while continuing to competitively price its products and services."

         In accordance with new accounting principles, adopted as of December 31, 2003, the Company has deconsolidated its investment in subsidiary trusts, which have issued Trust Preferred securities. As a result of this deconsolidation, the financial statements reflect Trust Preferred securities as subordinated debt, along with the Company's investment in common equity of the Trusts. The Federal Reserve is reviewing the regulatory implications of this accounting change on the capital treatment of Trust Preferred securities and, if necessary or warranted, will provide appropriate guidance.

         Non-interest income increased 20.5 percent to $7.7 million for the year ended December 31, 2003, as compared to $6.4 million for the prior year period. The increase was due primarily to an increase in fees derived from deposit accounts, loan prepayments, and debit card transactions, and other types of non-interest revenue, which were partially offset by lower letter of credit fees and mortgage servicing income.

         Net security gains increased $2.0 million to $8.4 million for the year ended December 31, 2003, compared to $6.4 million for the similar 2002 period. The gains for the 2003 period were primarily realized on sales of available for sale securities that management believed would most likely have been called or prepaid at par value, or for which principal payments have accelerated.

         Non-interest expenses increased 12.4 percent to $45.2 million for the year ended December 31, 2003, compared to $40.3 million for the 2002 comparable period. The increase primarily supports the 14.3 percent balance sheet growth from $2.54 billion at December 31, 2002 to $2.91 billion at December 31, 2003, as well as the opening of two new locations in Goshen, Orange County, and Eastchester, Westchester County, New York.

         The provision for credit losses decreased $1.6 million for the year ended December 31, 2003 to $2.5 million from $4.1 million for the comparable 2002 period. The decrease was primarily due to the continued evaluation of existing credits within the loan portfolio, partially offset by a $98.2 million increase in loans outstanding as of December 31, 2003, compared to year end 2002. The change in the allowance for loan losses for the 2003 year end period also reflects net charge-offs of $1.9 million.

         Non-performing assets total $6.1 million, or 0.21 percent of total assets at December 31, 2003, compared to $12.5 million or 0.49 percent of total assets at December 31, 2002. Non-performing assets primarily consist of one real estate construction loan with balances outstanding of $5.5 million and $12.4 million at December 31, 2003 and December 31, 2002, respectively. At December 31, 2003, $0.2 million of the allowance for loan losses was specifically allocated for this loan. Through an agreement with the borrower, additional financing was provided on the non-performing real estate construction loan to finalize construction on the condominium units, which is substantially complete. As of January 23, 2004, of the original 83 units, three remain to be sold, of which one is under contract and the remaining two are being actively marketed for sale. The Bank continues to proceed with foreclosure of its $2.9 million mortgage on other real estate that also collateralizes the loan, and to pursue its claim against the borrower and guarantors for any deficiency.

         Net interest income for the quarter ended December 31, 2003 increased to $20.5 million, reflecting a 12.4 percent increase from the comparable 2002 quarter. The increase in net interest income due to volume was partially offset by a decrease in the net interest margin from 3.47 percent in the 2002 period to
3.02 percent in the 2003 period. Average earning assets increased to $2.79 billion for the quarter ended December 31, 2003 compared to $2.17 billion for the 2002 quarter, an increase of 28.4 percent, partially offset by a decrease in the net interest margin. This increase was primarily due to a $130.9 million (10.1 percent) increase in average net loans and average securities of $521.2 million (63.1 percent). Net interest income for the quarter ended December 31, 2003 also benefited from increases in average earning assets over average interest bearing liabilities of $35.5 million (9.5 percent) over the 2002 period.

         An increase in non-interest income of $0.4 million to $2.0 million for the three month period ended December 31, 2003, compared to the prior year period resulted from increases in fees derived from deposit accounts, loan prepayments, and debit card transactions, and other types of non-interest revenue, partially offset by lower letter of credit fees and mortgage servicing income.

         Net security gains were $4.7 million for the three months ended December 31, 2002, while no security gains were realized during the 2003 fourth quarter period. Management believes the available for sale securities sold during the 2002 period would most likely have been called or prepaid at par value.

         Net interest income was negatively affected in the fourth quarter of 2003 by the suspension of the Federal Home Loan Bank of New York ("FHLB") dividend. The Company's investment in FHLB stock at December 31, 2003 was $30.6 million and it recorded $0.4 million and $1.1 million of dividend income from such investment for the three and nine month periods ended September 30, 2003, respectively. The FHLB has reinstated and declared a dividend in January 2004 at a significantly reduced annualized rate (1.45 percent).

         Non-interest expenses increased 7.2 percent to $11.7 million for the 2003 fourth quarter from $10.9 million for the 2002 fourth quarter to support increased business and balance sheet growth.

         The provision for credit losses decreased $0.5 million for the three months ended December 31, 2003 to $0.4 million from $0.9 million for the comparable 2002 period. The decrease was primarily attributable to the continual evaluation of existing credits within the loan portfolio, partially offset by an increase in loans outstanding of $11.6 million for the quarter. The change in the allowance for loan losses also reflects net charge-offs of $0.1 million in the 2003 fourth quarter.

         The effective rate for the provision for income taxes increased in both the three and twelve month December 31, 2003 periods, as compared to the prior year periods, primarily due to the decreases in the proportion of tax exempt income to total income.

         Mr. Hales remarked that, "The Company is poised to continue the growth of its loan and deposit operations throughout 2004. Management believes that the Company's expansion into Orange County and further expansion in Westchester County represents a natural progression into areas where there are already strong lending relationships. The Company's management team and culture remain solid to provide future years of success to its stockholders in the form of common stock dividends and consistent returns on equity, as well as its customers by offering competitive products and high quality service."

         The Company operates through its banking subsidiary, Union State Bank, a commercial bank with twenty-seven locations in Rockland and Westchester counties and one location each in Goshen (Orange County), New York, Stamford, Connecticut, and New York City. Further information on Union State Bank can be found on the world wide web at www.unionstate.com. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH."

--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2003. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime and terrorist events and the related impact of the credit quality of borrowers; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

--------------------------------------------------------------------------------

                            U.S.B. HOLDING CO., INC.

                   SELECTED FINANCIAL INFORMATION -- UNAUDITED
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)


                                                      YEARS ENDED                 THREE MONTHS ENDED
                                                      DECEMBER 31,                    DECEMBER 31,
                                             ---------------------------   ----------------------------
                                                     2003           2002           2003           2002
                                              -----------    -----------    -----------    -----------
CONSOLIDATED SUMMARY OF OPERATIONS DATA:
   Interest income ........................   $   131,215    $   125,419    $    34,440    $    31,383
   Interest expense .......................        54,191         52,904         13,934         13,144
                                              -----------    -----------    -----------    -----------
   Net interest income ....................        77,024         72,515         20,506         18,239
   Provision for credit losses ............         2,513          4,109            450            922
   Non-interest income ....................         7,665          6,361          1,966          1,532
   Net security gains .....................         8,383          6,405           --            4,702
   Non-interest expenses ..................        45,240         40,260         11,725         10,940
                                              -----------    -----------    -----------    -----------
   Income before income taxes .............        45,319         40,912         10,297         12,611
   Provision for income taxes .............        16,031         13,878          3,605          4,201
                                              -----------    -----------    -----------    -----------
   Net income .............................   $    29,288    $    27,034          6,692    $     8,410
                                              ===========    ===========    ===========    ===========

CONSOLIDATED COMMON SHARE DATA:1
   Basic earnings per share ...............   $      1.50    $      1.40           0.34    $      0.43
   Diluted earnings per share .............   $      1.46    $      1.36           0.33    $      0.42
   Weighted average shares ................    19,463,330     19,331,251     19,436,373     19,377,743
   Adjusted weighted average shares .......    20,018,708     19,949,910     20,136,101     20,046,530
   Cash dividends per share ...............   $      0.39    $      0.35    $      0.10    $      0.10
SELECTED INCOME STATEMENT
FINANCIAL RATIOS:
   Return on average total assets .........          1.10%          1.24%          0.93%          1.44%
   Return on average common
       stockholders' equity ...............         18.05%         18.70%         16.13%         22.05%
Efficiency ratio ..........................         52.16%         49.48%         51.02%         53.70%
  Net interest spread - tax equivalent ....          3.00%          3.55%          2.96%          3.36%
  Net interest margin - tax equivalent ....          3.09%          3.65%          3.02%          3.47%
CONSOLIDATED BALANCE SHEET DATA
AT PERIOD END:
   Securities available for sale,
      at estimated fair value .............   $ 1,081,380    $   775,509
   Securities held to maturity ............       237,998        274,894
   Loans, net of unearned income ..........     1,448,680      1,350,441
   Allowance for loan losses ..............        14,757         14,168
   Total assets ...........................     2,906,462      2,542,866
   Deposits ...............................     1,775,049      1,551,787
   Borrowings .............................       893,505        504,094
   Subordinated Debt issued in connection
       with Corporation-Obligated mandatory
       redeemable capital securities of
       subsidiary trusts ..................        51,548         50,000
   Stockholders' equity ...................       168,293        156,011
   Tier 1 capital .........................   $   217,631    $   194,999
Common shares outstanding1 ................    19,487,790     19,426,659
Book value per common share1 ..............   $      8.64    $      8.03

SELECTED BALANCE SHEET FINANCIAL RATIOS:
   Leverage ratio .........................          7.54%          8.36%
   Allowance for loan losses to
       total loans ........................          1.02%          1.05%
   Non-performing assets to total assets ..          0.21%          0.49%
-----------

1 SHARE AMOUNTS ARE ADJUSTED FOR THE FIVE PERCENT COMMON STOCK DIVIDEND DISTRIBUTED IN SEPTEMBER 2003.




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                            U.S.B. HOLDING CO., INC.

                    AVERAGE BALANCE INFORMATION -- UNAUDITED


                                                  YEARS ENDED          THREE MONTHS ENDED
                                                  DECEMBER 31,             DECEMBER 31,
                                                2003       2002         2003          2002
                                           ----------   ----------  -----------  -----------
                                                    (000's)                 (000's)
ASSETS
Federal funds sold .....................   $   61,406   $   50,607   $   13,985   $   49,787
Securities1 ............................    1,102,011      757,833    1,347,909      826,682
Loans2 .................................    1,391,689    1,245,697    1,425,708    1,294,840
                                           ----------   ----------   ----------   ----------
Earning assets .........................    2,555,106    2,054,137    2,787,602    2,171,309
TOTAL ASSETS ...........................   $2,660,427   $2,171,505   $2,891,914   $2,340,415
                                           ----------   ----------   ----------   ----------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Non-interest bearing deposits ..........   $  282,469   $  240,578   $  305,843   $  264,180
Interest bearing deposits ..............    1,428,890    1,257,770    1,496,735    1,289,225
                                           ----------   ----------   ----------   ----------
Total deposits .........................    1,711,359    1,498,348    1,802,578    1,553,405
Borrowings .............................      681,920      433,048      833,115      459,858
Subordinated Debt issued in connection
    with corporation-obligated mandatory
    redeemable capital securities
    of subsidiary trusts3 ..............       50,000       45,151       50,000       50,000
Interest bearing liabilities ...........    2,160,810    1,735,969    2,379,850    1,799,083
STOCKHOLDERS' EQUITY ...................   $  162,242   $  144,477   $  165,930   $  152,545
                                           ----------   ----------   ----------   ----------

--------------
1        Securities exclude mark-to-market adjustment required by FASB No. 115.

2 Loans are net of both the unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

3 Excludes common stock issued in connection with Union State Capital Trust I, Union State Statutory Trust II, and USB
                  Statutory Trust III.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION -- UNAUDITED

                                                 CONSOLIDATED BALANCE SHEET DATA
                                                          AT DECEMBER 31,
                                                         2003         2002
                                                     ----------   -----------
                                                              (000's)

Commercial (time and demand) loans ...............   $  145,568   $  138,136
Construction and land development loans ..........      381,107      348,151
Commercial mortgages .............................      615,061      568,894
Residential mortgages ............................      238,707      230,267
Home equity loans ................................       60,539       55,190
Personal installment loans .......................        2,395        4,237
Credit card loans ................................        5,631        5,760
Other loans ......................................        4,559        4,017
Deferred commitment fees .........................        4,887        4,211
Intangibles ......................................        5,600        6,710
Other real estate owned ..........................         --             34
Nonaccrual loans .................................        6,130       12,484
Restructured loans ...............................          142          147
Non-interest bearing deposits ....................      296,133      260,012
Interest bearing deposits ........................    1,478,916    1,291,775

                                                  CONSOLIDATED INCOME DATA FOR THE
                                                   YEARS ENDED        THREE MONTHS
                                                ENDED DECEMBER 31,   ENDED DECEMBER 31,
                                                  2003       2002      2003       2002
                                               --------   --------  --------   ---------
                                                                (000's)
Interest income - FTE ......................   $133,258   $127,914   $ 34,947   $ 31,983
Net interest income - FTE ..................     79,067     75,010     21,013     18,839
Bank service charges and fees ..............      3,940      3,343      1,053        878
Other income ...............................      3,725      3,018        913        654
Salaries and employee benefits expense .....     27,081     24,070      6,984      6,463
Occupancy and equipment expense ............      6,877      6,254      1,760      1,541
Advertising and business development expense      2,697      2,002        773        566
Professional fees expense ..................      1,414      1,391        335        519
Communications expense .....................      1,306      1,092        397        302
Stationery and printing expense ............        774        797        173        200
Amortization of intangibles ................      1,015        923        254        245
Other expense ..............................      4,076      3,731      1,049      1,104
Net charge-offs ............................      1,885      2,192         81         84
